Exhibit 99.1

LIBERTY MEDIA LLC ANNOUNCES RESULTS AT EARLY TENDER PREMIUM DEADLINE OF TENDER OFFERS FOR ITS 7-7/8% SENIOR NOTES DUE 2009 AND 7-3/4% SENIOR NOTES DUE 2009

ENGLEWOOD, Colo., October 9, 2008 – Liberty Media LLC (“Liberty”) today announced the results to date of its cash tender offers commenced September 26, 2008 for any and all of its outstanding 7-7/8% Senior Notes due 2009 (“7-7/8% Notes”) (CUSIP No.: 530715AB7) and 7-3/4% Senior Notes due 2009 (“7-3/4% Notes”) (CUSIP No.: 530718AA3).

The Early Tender Premium Deadline for the cash tender offers was 5:00 p.m., New York Time, on Thursday, October 9, 2008, with holders of approximately $554.5 million aggregate principal amount of 7-7/8% Notes and approximately $210.2 million aggregate principal amount of 7-3/4% Notes having validly tendered and not withdrawn their Notes pursuant to the tender offers by the deadline. This represents approximately 82.8% and 90% of the outstanding principal amount of the 7-7/8% Notes and the 7-3/4% Notes, respectively.  In accordance with the terms of the tender offers, Notes that are tendered after the Early Tender Premium Deadline may not be withdrawn.

Liberty has elected to accept for payment all 7-7/8% Notes that were validly tendered and not withdrawn by the Early Tender Premium Deadline, for which Liberty will pay the total consideration of $1,007.50 for each $1,000 principal amount tendered, which includes an early tender premium of $10.00 per $1,000 principal amount of notes.  Subject to the satisfaction of the conditions to the tender offer for the 7-7/8% Notes, the early settlement date for the purchase of 7-7/8% Notes validly tendered and not withdrawn by the Early Tender Deadline will occur on Wednesday, October 15, 2008.

Liberty has also elected to accept for payment all 7-3/4% Notes that were validly delivered and not withdrawn by the Early Tender Premium Deadline, for which Liberty will pay the total consideration of $1,006.50 for each $1,000 principal amount tendered, which includes an early tender premium of $10.00 per $1,000 principal amount of notes.  Subject to the satisfaction of the conditions to the tender offer for the 7-3/4% Notes, the early settlement date for the purchase of 7-3/4% Notes validly tendered and not withdrawn by the Early Tender Deadline will occur on Wednesday, October 15, 2008.

The tender offers are scheduled to expire at 5:00 p.m., New York City time, on Monday, October 27, 2008, unless extended or earlier terminated.  Holders who tender their 7-7/8% Notes after the Early Tender Premium Deadline and on or prior to the expiration of the tender offer for the 7-7/8% Notes will be entitled to receive $997.50 per $1,000 principal amount tendered and accepted for purchase.   Holders who tender their 7-3/4% Notes after the Early Tender Premium Deadline and on or prior to the expiration of the tender offer for the 7-3/4% Notes will be entitled to receive $996.50 per $1,000 principal amount tendered and accepted for purchase.  Liberty will make payment for Notes that are validly tendered after the Early

Tender Premium Deadline and prior to the expiration date of the applicable tender offer promptly after its acceptance of those Notes for payment.

Liberty will also pay accrued but unpaid interest on all Notes accepted for payment to, but excluding, the settlement date.

All Notes purchased in the tender offers will be retired upon consummation of the tender offers.  The consummation of the tender offers are conditioned upon certain customary closing conditions.  If any of the closing conditions are not satisfied at the early settlement date, Liberty is not obligated to accept for payment, purchase or pay for, or may delay the acceptance for payment of, any tendered notes, and may terminate the tender offers.  Subject to applicable law, Liberty may waive any condition applicable to the tender offers and extend or otherwise amend the tender offers.

The terms and conditions of each tender offer are described in the offer to purchase, dated September 26, 2008, and in the related letter of transmittal.  Liberty has retained Citi to serve as dealer manager for the tender offers, and Global Bondholder Services Corporation (“GBSC”) to serve as the depositary and information agent.  Copies of the offer to purchase and related documents may be obtained from GBSC at  (866) 873-7700 (toll free) or (212) 430-3774 (for banks and brokers).  Questions regarding the tender offers may be directed to Citi at (800) 558-3745 (toll free) or (212) 723-6106 (collect).

This press release does not constitute an offer to purchase or a solicitation of any offer to sell the notes or any other securities.  The tender offers are being made solely by the offer to purchase, dated September 26, 2008, and the related letter of transmittal.

About Liberty Media LLC

Liberty Media LLC is an intermediate holding company of Liberty Media Corporation, owning interests in a broad range of electronic retailing, media, communications, and entertainment businesses.

Certain statements in this press release may constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Liberty Media LLC and its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include the risks and factors described in the publicly filed documents of Liberty Media LLC, including its most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. Liberty Media LLC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media LLC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Courtnee Ulrich

Liberty Media LLC

(720) 875-5420